EXHIBIT 4

RESOLUTIONS OF THE BOARD OF DIRECTORS

OF

NOBLE CORPORATION

ESTABLISHING

THE

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

OF

NOBLE CORPORATION

PURSUANT TO ARTICLE 7 OF THE

ARTICLES OF ASSOCIATION

OF

NOBLE CORPORATION

     RESOLVED, that, pursuant to the authority vested in the Board of Directors of Noble Corporation (the “Company”) in accordance with the provisions of the Articles of Association of the Company, a series of Preferred Shares, par value US$1.00 per share, of the Company is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares” (the “Series A Preferred Shares”). The number of shares initially constituting the Series A Preferred Shares shall be 1,500,000; provided, however, that if more than a total of 1,500,000 shares of Series A Preferred Shares shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of March 13, 2002 between the Company and UMB Bank, N.A., as Rights Agent (the “Rights Agreement”), the Board of Directors of the Company shall by resolution or resolutions increase the total number of Series A Preferred Shares authorized to be issued (to the extent that the Memorandum of Association and Articles of Association of the Company and applicable law permit) to the largest number of whole shares (rounded up to the nearest whole share) issuable upon exercise of the Rights.

     Section 2. Dividends and Distributions.

     (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Shares or other class of shares of the Company ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (i) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Company shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of the Series A Preferred Shares, in the amount of US$.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Shares pursuant to the following clause (ii) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the payment date for each cash dividend declared on the Ordinary Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied times the cash dividends then to be paid on each share of Ordinary Shares. In addition, if the Company shall pay any dividend or make any distribution on the Ordinary Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in Ordinary Shares), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Shares a dividend or distribution in like kind equal to the Formula Number then in effect multiplied times such dividend or distribution on each Ordinary Share. As used herein, the “Formula Number” shall be 100; provided, however, that, if at any time after the date of the Rights Agreement, the Company shall (x) declare or pay any dividend on the Ordinary Shares payable in Ordinary Shares or make any distribution on the Ordinary Shares in Ordinary Shares, (y) subdivide (by a stock split or otherwise) the outstanding Ordinary Shares into a larger number of Ordinary Shares or (z) combine (by a reverse stock split or otherwise) the outstanding Ordinary Shares into a smaller number of Ordinary Shares, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Ordinary Shares that are outstanding immediately after such event and the denominator of which is the number of Ordinary Shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the date of the Rights Agreement, the Company shall issue any of its shares in a merger, amalgamation, reclassification, or change of the outstanding Ordinary Shares, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, amalgamation, reclassification or change so that each Series A Preferred Share continues to be the economic equivalent of a Formula Number of Ordinary Shares prior to such merger, amalgamation, reclassification or change.

     (b) The Company shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (a) of this Section immediately prior to or at the same time it declares a dividend or distribution on the Ordinary Shares (other than a dividend or distribution solely in Ordinary Shares); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution solely in Ordinary Shares) shall have been declared on the Ordinary Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of US$.01 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (c) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Preferred Shares; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on Series A Preferred Shares which are originally issued prior to the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     (d) So long as any Series A Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Ordinary Shares unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Shares shall have been declared.

     (e) The holders of the Series A Preferred Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

     Section 3. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

     (a) Each holder of Series A Preferred Shares shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Shares held of record on each matter on which holders of the Ordinary Shares or Members of the Company generally are entitled to vote, multiplied times the maximum number of votes per share which any holder of Ordinary Shares or Members of the Company generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

     (b) Except as otherwise provided herein or by applicable law, the holders of Series A Preferred Shares and the holders of Ordinary Shares shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of Members of the Company.

     (c) If, at the time of any annual general meeting of Members of the Company for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Shares are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Ordinary Shares for the election of other directors of the Company, the holders of record of the Series A Preferred Shares, voting separately as a class to the exclusion of the holders of Ordinary Shares, shall be entitled at said meeting of Members of the Company (and at any subsequent annual general meeting of Members), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Shares being entitled to cast a number of votes per share of Series A Preferred Shares equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the Series A Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at an extraordinary general meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Shares in this Section 3.

     (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Ordinary Shares as set forth herein) for authorizing or taking any corporate action.

     Section 4. Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Company shall not:

     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

     (ii) declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares; provided that the Company may, at any time, to the extent permitted under applicable law, redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

     (iv) purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares, without designation as to series, and may thereafter be issued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Memorandum of Association, the Articles of Association, or in any other resolution or resolutions creating a series of Preferred Shares or any similar shares of the Company or as otherwise required by law.

     Section 6. Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) US$1.00 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect multiplied times the aggregate amount to be distributed per share to holders of Ordinary Shares, or (ii) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A

Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     Section 7. Consolidation, Amalgamation, Merger, etc. In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Ordinary Shares are exchanged for or changed into other shares or securities, cash or any other property, or any combination thereof, then in any such case the then outstanding Series A Preferred Shares shall at the same time be similarly exchanged for or changed into an amount per share equal to the Formula Number then in effect multiplied times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Ordinary Share is exchanged or changed. In the event both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 shall control.

     Section 8. No Redemption; No Sinking Fund.

     (a) The Series A Preferred Shares shall not be subject to redemption by the Company; provided, however, that the Company may purchase or otherwise acquire outstanding Series A Preferred Shares in the open market or by offer to any holder or holders of Series A Preferred Shares.

     (b) The Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

     Section 9. Ranking. The Series A Preferred Shares shall rank, with respect to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, junior to all other series of Preferred Shares of the Company, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of any such other series and the qualifications, limitations and restrictions thereof.

     Section 10. Fractional Shares. The Series A Preferred Shares shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Preferred Shares, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredth of a share or any integral multiple thereof or (ii) to procure the issue of depository receipts evidencing such authorized fraction of a share of Series A Preferred Shares pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Shares.

     Section 11. Amendment. None of the powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Shares as provided herein or in the Memorandum of Association or Articles of Association of the Company shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class.